Exhibit 8.1

Subsidiaries of PagSeguro Digital Ltd.

1.      BS Holding Financeira Ltda. (Brazil)

2.      PagSeg Participações Ltda. (Brazil)

3.      PagSeguro Holding Ltd. (Cayman)

4.      PagSeguro Internet Instituição de Pagamento S.A. (Brazil)

5.      BancoSeguro S.A. (Subsidiary of BS Holding Ltda.) (Brazil)

6.      PagInvest Corretora de Títulos e Valores Mobiliários Ltda. (Subsidiary of BS Holding Ltda.) (Brazil)

7.      Wirecard Brazil Tecnologia Ltda.  (Subsidiary of PagSeguro Internet Instituição de Pagamento S.A.) (Brazil)

8.      Concil Inteligência em Conciliação S.A. (Subsidiary of PagSeguro Internet Instituição de Pagamento S.A.) (Brazil)

9.      PagSeguro Biva Securitizadora de Créditos Financeiros S.A. (Subsidiary of PagSeguro Internet Instituição de Pagamento S.A.) (Brazil)

10.  Netpos Serviços de Informática Ltda. (Subsidiary of PagSeguro Internet Instituição de Pagamento S.A.) (Brazil)

11.  BCPS Online Services, Lda. (Subsidiary of PagSeg Participações Ltda.) (Portugal)

12.  Net+Phone Telecomunicações Ltda. (Subsidiary of PagSeg Participações Ltda.) (Brazil)

13.  PagSeguro Tecnologia Ltda. (Subsidiary of PagSeg Participações Ltda.) (Brazil)

14.  PagSeguro Chile SpA. (Subsidiary of PagSeguro Holding Ltd.) (Chile)

15.  PagSeguro Colombia S.A.S. (Subsidiary of PagSeguro Holding Ltd.) (Colombia)

16.  PSGP Mexico S.A. de C.V. (Subsidiary of PagSeguro Holding Ltd.) (Mexico)

17.  PagSeguro Peru S.A.C. (Subsidiary of PagSeguro Holding Ltd.) (Peru)

18.  PSGP Mexico Aggregator S. de R.L. de C.V. (Subsidiary of PagSeguro Holding Ltd.) (Mexico)

19.  Fundo de Investimento em Direitos Creditórios PagSeguro I (Brazil)

20.  Fundo de Investimento em Direitos Creditórios – PagBank Multiadquirência –Responsabilidade Limitada (Brazil)